ATS Corporation Announces Financial Results for the Third Quarter Ended September 30, 2008

MCLEAN, VA - (BUSINESSWIRE) - November 6, 2008, ATS Corporation (“ATSC” or the “Company”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the third quarter ended September 30, 2008.

Third Quarter Results

ATSC reported revenue of $32.0 million for the third quarter of 2008. Revenue for the third quarter increased by 24.9% over third quarter FY07 revenue of $25.6 million. Acquisitions in 2007 strongly influenced third quarter revenue growth. Revenue from commercial contracts increased slightly to $6.3 million, or 3%. Revenue from government contracts increased $6.2 million to $25.7 million, or 24.1%.

In the third quarter, the Company incurred a $56.8 million non-cash goodwill and intangible asset impairment charge. The impairment resulted primarily from an updated outlook for businesses acquired during 2007, leading to an adjustment of the estimated fair market value of the operating subsidiary.

Including the impact of the impairment charge, operating loss for the quarter was $55.8 million and the net loss for the quarter was $51.0 million, or $2.28 per diluted share, compared to operating income of $711,000 and net income of $353,000 for the third quarter of 2007.

Actual EBITDA (1) was $2.5 million for the quarter, resulting in an actual EBITDA margin of 7.7%. The company incurred one-time severance costs totaling $890,000 in the third quarter related to the termination of three senior executives. The exclusion of those expenses produced an adjusted EBITDA (2) of $3.4 million, resulting in an adjusted EBITDA margin of 10.5% for the quarter.

As stated earlier, the operating and net loss included a $56.8 million write down of goodwill and intangible assets. The operating and net loss also included $618,000 in amortization of intangibles related to the acquisition of Advanced Technology Systems (“ATS”) by its parent ATSC. Net income adjusted for the write down of the goodwill and intangibles and the associated tax benefit, and amortization of ATS-related intangibles (3) was $654,000 or $0.03 per diluted share.

Due to the goodwill and intangible asset impairment charge, we will no longer be tracking amortization separately for each of the businesses acquired in 2007. As a result, this will be the last quarter we will announce the net income and earnings per share adjusted for the ATS-related intangibles.

Backlog as of September 30, 2008 increased to $208.2 million of which $54.6 million was funded. Day’s sales outstanding were 86 at the end of the third quarter of fiscal year 2008. As of September 30, 2008, ATSC’s balance sheet included debt of $35.8 million on its revolving credit facility, down from $43.8 million at June 30, 2008 and approximately $5.2 million in promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc. Additionally, the balance sheet included $45.7 million in stockholders’ equity. The decline in stockholders’ equity since the end of the second quarter is due entirely to the write down of goodwill and intangibles.

Nine-Month Results

ATSC reported revenue of $100.7 million for the first nine months of 2008. Revenue for the first nine months increased by 33.6% over the first nine months of 2007. Acquisitions in 2007 strongly influenced third quarter revenue growth. Additionally, the full nine months in 2008 of operations is compared to eight and one half months in 2007, further contributing to the increase.

Operating loss for the first nine months of 2008 was $53.7 million and the net loss for the first nine months was $50.6 million, or $2.43 per diluted share, compared to operating income of $1.1 million and a net loss of $6.3 million for the first nine months of 2007. EBITDA (1) was $8.7 million for the first nine months, resulting in an EBITDA margin of 8.7%. Adjusted EBITDA (2) was $9.6 million for the first nine months, resulting in an EBITDA margin of 9.6%. Net loss included the $56.8 million write down of goodwill and intangibles and $2.5 million in amortization of intangibles related to the acquisition of ATS by its parent ATSC. Net income adjusted for the write down and associated tax benefit and amortization of ATS-related intangibles (3) was $2.8 million, or $0.13 per diluted share.

Third Quarter Highlights

Third quarter bookings totaled approximately $53 million, including the following new awards:

▪
A $10 million, one-year new award from the Department of Housing and Urban Development (“HUD”) for software and systems development support in response to the Housing and Economic Recovery Act of 2008.

▪
Approximately a $10 million, five year, follow-on award under a subcontract to Security Assistance Corporation, to perform mariner professional qualification evaluation support at the United States Coast Guard (“USCG”) National Maritime Center.

▪
A $2.8 million, one-year follow-on award from the National Institutes of Health (“NIH”) to provide a full range of application design, development and maintenance support to facilitate grant management for the National Cancer Institute’s Center for Biomedical Informatics and Information Technology.

▪	A $1.4 million, five-year new award with the Equal Employment Opportunity Commission (“EEOC”) to provide managed services and hosting capabilities for the EEOC data center.

Option extensions and additional funding on existing contracts generated the balance of the new bookings for the quarter.

ATSC President and Chief Executive Officer Dr. Edward H. Bersoff stated, “Our third quarter new bookings represent a nice mix of a sizeable new business award from HUD, one of our longest standing customers, recompete wins such as with the USCG and NIH, and the addition of EEOC as a new customer for us. As a result, and for the first time this year, we are reporting an increase in backlog and a book to bill ratio greater than one. Furthermore, as we emphasized in earlier quarters, we were pleased to remain in line with our target 9% EBITDA margins for the year to date, even as we have continued to experience weakness in our revenues.”

Bersoff continued, “Our revenue performance continues to be plagued mostly by underperformance in our commercial contracts. As we reported last quarter, we have not experienced any down turn in our Fannie Mae or HUD business as a result of the housing crisis. In fact our new win at HUD was in response to recovery efforts.”

Bersoff concluded, “We will continue to emphasize business development efforts and a return to an increasing backlog and believe that the traction we started to see this past quarter is helping build a foundation for returning to positive organic growth in fiscal year 2009.”

ATSC Executive Vice President and Chief Financial Officer Pamela Little added, “During the third quarter of 2008, we engaged a third-party advisor to assist us in the valuation of the carrying value of goodwill and other intangible assets for impairment. We concluded that the carrying value was in excess of fair value, resulting in the $56.8 million impairment charge. Given our heritage as a special purpose acquisition company, our entire operating business was created through acquisitions, including the platform company, resulting in significant goodwill and intangibles recorded on our books that a peer company with existing operations would not have on its books. As a result, our exposure to a potential impairment charge was increased. In light of the current state of the economy which has particularly slowed our commercial business unit and the overall sluggish revenue performance, we experienced an impairment charge. We do remain optimistic as to the long-term prospects of the acquired companies.”

Ms. Little added, “Despite the revenue weakness, we were pleased with our cash flow generation this past quarter, allowing us to pay down our line of credit from $43.8 million at the end of June to $35.8 million at the end of September and help preserve our operating flexibility in the challenging credit and liquidity environment.”

Management’s Outlook

The Company is reaffirming its fiscal year 2008 guidance of revenue for the year to be between $129 and $135 million and EBITDA (2) to be between $11.5 and $13.0 million.

Conference Call

ATSC will conduct a third quarter conference call on Thursday, November 6, 2008 at 5:00 p.m. EST. The dial-in number for the live teleconference is 866-802-4321, conference ID # 1302311. For international participants, please call into 011-800-4040-2020 and use the same conference ID #. A recorded replay of the teleconference will also be available on the Company website (www.atsva.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 750 employees at 12 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, as amended on March 21, 2008 and April 4, 2008. In addition, the forward-looking statements included in this press release represent our views as of November 6, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 6, 2008.

Additional information about ATSC may be found at www.atsva.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400

(1) EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

(2) Adjusted EBITDA is defined as EBITDA adjusted for one time severance expenses not expected to be reflected in the ongoing performance of ATSC. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP net income to adjusted EBITDA.

(3) Net income adjusted for the impairment charge and associated tax benefit and the amortization of ATS-related intangibles is a non-GAAP measure that is defined as GAAP net income plus the amortization of intangibles related to the Company’s platform acquisition of Advanced Technology Systems, Inc. We have provided this adjusted net income and the associated earnings per share because we believe it is a better measure for comparison with our peer group.

ATS Corporation
Consolidated Statement of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008 (unaudited)	2007 (unaudited)	2008 (unaudited)	2007 (unaudited)

Revenue	$32,032,605	$25,646,747	$100,694,902	$75,372,148

Operating costs and expenses
Direct costs	22,551,682	17,753,224	67,785,098	52,922,818
Selling, general and administrative expenses	7,007,507	5,850,756	24,222,018	18,006,631
Depreciation and amortization	1,505,705	1,332,257	5,582,615	3,336,297
Impairment charge	56,772,541	—	56,772,541	—
Total operating costs and expenses	87,837,435	24,936,237	154,362,272	74,265,746

Operating (loss) income	(55,804,830)	710,510	(53,667,370)	1,106,402

Other (expense) income
Interest, net	(896,913)	(124,571)	(2,646,049)	26,417
Loss on warrant liabilities	—	—	—	(6,930,000)
Other (expense) income	(13,458)	93	52,714	9,847

Income (loss) before income taxes	(56,715,201)	586,032	(56,260,705)	(5,787,334)

Income tax (benefit) expense	(5,759,836)	232,827	(5,647,221)	506,999

Net (loss) income	$(50,955,365)	$353,205	$(50,613,484)	$(6,294,333)

Weighted average number of shares outstanding
—basic	22,381,860	18,194,081	20,825,206	18,870,815
—diluted	22,381,860	18,499,615	20,825,206	18,870,815

Net (loss) income per share
—basic	$(2.28)	$0.02	$(2.43)	$(0.33)
—diluted	$(2.28)	$0.02	$(2.43)	$(0.33)

Reconciliation of GAAP Net Income to EBITDA (1) and Adjusted EBITDA (2)

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2008	2008
Net Income	$(50,955,365)	$(50,613,484)
Adjustments
Impairment Charge	56,772,541	56,772,541
Depreciation and amortization	1,505,705	5,582,615
Interest	896,913	2,646,049
Taxes	(5,759,836)	(5,647,221)
EBITDA (1)	2,459,958	8,740,500

Severance	890,516	890,516
Adjusted EBITDA (2)	3,350,474	9,631,016

ATS Corporation
Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(unaudited)	(audited)

ASSETS
Current assets
Cash	$150,069	$1,901,977
Accounts receivable, net	31,246,539	31,191,784
Prepaid expenses	763,497	923,803
Income taxes receivable	558,279	1,567,094
Other current assets	128,771	16,663
Deferred income taxes, current	1,124,201	1,335,965

Total current assets	33,971,356	36,937,286

Property and equipment, net	3,758,115	1,501,409
Goodwill	58,608,156	107,600,686
Intangible assets, net	8,902,011	21,446,868
Restricted cash	1,308,681	1,278,489
Other assets	435,783	259,353
Deferred income taxes	1,844,242	—

Total assets	$108,828,344	$169,024,091

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,583,334	$2,820,191
Capital leases - current portion	84,761	96,558
Accounts payable and accrued expenses	10,066,696	8,634,665
Accrued salaries and related taxes	3,829,616	4,425,966
Accrued vacation	2,624,063	2,479,540
Deferred revenue	1,395,381	2,164,574
Deferred rent - current portion	376,534	80,984

Total current liabilities	20,960,385	20,702,478

Long-term debt - net of current portion	38,407,045	45,604,958
Capital leases - net of current portion	22,927	87,078
Deferred rent - net of current portion	2,890,492	94,069
Other long-term liabilities (at fair value)	879,952	678,678
Deposits	—	45,976
Deferred income taxes	—	6,475,540

Total liabilities	63,160,801	73,688,777
Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock $.001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $.001 par value, 100,000,000 shares authorized,
30,724,615 and 27,529,010 shares issued, respectively, and 22,381,860 and 19,186,255 shares outstanding, respectively	3,072	2,753
Additional paid-in capital	130,449,008	129,384,746
Treasury stock, at cost, 8,342,755 and 8,342,755 shares held, respectively	(30,272,007)	(30,272,007)
Accumulated deficit	(53,975,892)	(3,362,407)
Accumulated other comprehensive loss (net of tax benefit of $338,606 and $260,907, respectively)	(536,638)	(417,771)

Total shareholders’ equity	45,667,543	95,335,314

Total liabilities and shareholders’ equity	$108,828,344	$169,024,091

ATS Corporation
Statement of Cash Flows (unaudited)

	Nine Months Ended September 30,
	2008	2007
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$(50,613,484)	$(6,294,333)
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	5,582,615	3,336,297
Impairment charge	56,772,541	—
Stock-based compensation	618,634	821,081
Deferred income taxes	(8,029,350)	(1,942,376)
Deferred rent	(23,574)	—
Gain on disposal of equipment	(2,373)	—
Loss on warrant liabilities	—	6,930,000
Provision for bad debt	23,781	—
Accrued interest	240,391	14,141

Changes in assets and liabilities, net of effects of acquisitions and adjustments related to other comprehensive loss:
Accounts receivable	(78,539)	(5,813,760)
Prepaid expenses and other current assets	160,306	(632,007)
Restricted cash	(30,192)	(44,748)
Other assets	(1,014,469)	(61,965)
Accounts payable and other accrued expenses	639,364	46,826
Accrued salaries and related taxes	(596,350)	(4,027,516)
Accrued vacation	144,523	391,839
Income taxes payable and receivable	1,738,485	(277,399)
Other current liabilities	(200,866)	(385,324)
Other long-term liabilities	(45,976)	(362,767)

Net cash provided by (used in) operating activities	5,285,467	(8,302,011)

Cash flows from investing activities
Purchase of property and equipment	(151,280)	(359,976)
Proceeds from disposals of equipment	21,352	—
Acquisitions of businesses - net of cash acquired	155,891	(94,078,219)
Sale of U.S. government securities held in trust fund	—	121,024,475
Release of cash held in trust fund	—	1,332

Net cash (used in) provided by investing activities	25,963	26,587,612

Cash flows from financing activities
Borrowings on lines of credit	47,868,284	16,735,087
Payments on lines of credit	(53,128,697)	(3,238,834)
Payments on notes payable	(2,174,357)	—
Payments on capital leases	(74,516)	(52,989)
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	211,813	—
Proceeds from exercise of warrants, net	234,135	—
Purchase of stock purchase warrants	—	(1,430,345)
Payments to repurchase treasury stock	—	(30,272,007)

Net cash used in financing activities	(7,063,338)	(18,259,088)

Net (decrease) increase in cash	(1,751,908)	26,513

Cash, beginning of period	1,901,977	213,395

Cash, end of period	$150,069	$239,908

ATS Corporation
Statement of Cash Flows (unaudited) (continued)

	Nine Months Ended September 30,
	2008 (unaudited)	2007 (unaudited)
Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$2,340,704	$2,852,096
Income tax refunds	1,917,399	—
Interest paid	2,463,804	114,871
Interest received	28,227	188,650
Non-cash investing and financing activities:
Increase in fixed assets due to build-out allowance	3,115,547	—
Increase in deferred rent due to build-out allowance	(3,204,965)	—
Issuance of stock related to acquisition of businesses	—	1,700,000
Notes payable issued related to acquisition of businesses	—	2,336,857